Sub-Item 77C

               SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                 INVESCO MUNICIPAL INCOME OPPORTUNITIES TRUST II

An Annual Meeting ("Meeting") of Shareholders of Invesco Municipal Income Opportunities Trust II was held on July 14, 2011. The Meeting was held for the following purpose:

(1) Elect six Trustees by the holders of Common Shares, each of whom will serve for a three-year term or until a successor has been duly elected and qualified.

The results of the voting on the above matter were as follows:

                                                                                       Votes
Matter                                                                  Votes For    Withheld
------                                                                  ----------   ---------
(1)    David C. Arch................................................    14,716,893    517,022
       Bob R. Baker.................................................    14,707,381    526,534
       Frank S. Bayley..............................................    14,719,385    514,530
       Larry Soll...................................................    14,740,015    493,900
       Philip A. Taylor.............................................    14,744,533    489,382
       Wayne W. Whalen..............................................    14,746,846    487,069